Exhibit 99.1

CINEVERSE CORP.

ANNUAL MEETING OF STOCKHOLDERS

December 8, 2023

Remarks delivered by Christopher J. McGurk, the Chairman and Chief Executive Officer of Cineverse Corp., at the 2023 Annual Meeting of Stockholders on December 8, 2023:

Let me now briefly provide a business update and outlook:

We made great strides this year toward achieving our goals of dramatically reduced costs, improved margins and sustained profitability.

We achieved this by leveraging one of our key competitive advantages; our more than 2-dozen enthusiast streaming channel portfolio. While most of our competitors have only a single streaming channel and revenue model, our multi-channel portfolio based on subscription, advertising and fast revenue models gives us the ability to implement an effective portfolio optimization strategy.

In implementing this strategy, we culled lower margin channels while focusing resources on higher return, higher margin performers. This had a significantly positive impact as both margins and profitability have shown significant improvement. In the last fiscal quarter just reported, our total operating margin increased to 64% versus 42% a year ago and our Adjusted EBITDA increased by 283% or $3.7 million to $2.4 million.

This significant improvement was also a result of our aggressive cost streamlining measures. In our last fiscal reported quarter, total operating costs decreased $6.3 million or 34% versus last year.

As we finalized the consolidation of the 8 key content and streaming acquisitions we made over the last 3 years, we made a concerted effort to realize synergies and pull costs out of the system. Most importantly, we also leveraged Cineverse services India, a unique competitive advantage that we enjoy versus everyone else in our space, to dramatically lower SG&A costs and improve work efficiencies by off-shoring domestic employment positions to our trusted and successful operating division in India.

In total, in this last reported quarter, we reduced SG&A by $2.8 million or 29%. This included a reduction of 30 employment positions.

We intend to continue these aggressive cost control efforts as we drive toward sustained profitability, with a goal of an $8 million reduction in SG&A.

We are also very focused on growing revenues now that we have completed the integration of the acquisitions we have made, worked to optimize our channel portfolio and developed new versions and features of our proprietary Matchpoint streaming, content management and ai technology.

By early next year, we expect to launch 6-8 new streaming channels, including the previously announced Gopro, Dog Whisperer and Sid and Marty Krofft channels.

We are also ramping up our sales and revenue-building efforts in advertising, podcasts, catalog sales, merchandising and with Matchpoint, where we just announced a ground-breaking business and sales partnership with Amagi, one of the biggest players in the streaming technology space.

We are leveraging our excellent engineering and development team at Cineverse India to rapidly expand our technology efforts, with a special focus on providing next-generation technology tools, including streaming AI, to the world’s largest media and technology companies.

We expect these revenue initiatives will have a significant positive impact on our topline growth and margins. Combined with our continued cost reduction efforts, we are confident that we can achieve a sustainably profitable growth business at Cineverse.

Thank you.